(m)(2)(i)

AMENDED SCHEDULE 1

TO THE

THIRD AMENDED AND RESTATED

DISTRIBUTION AND SHAREHOLDER SERVICES PLAN

VOYA SERIES FUND, INC.

CLASS B

Voya Capital Allocation Fund

Voya Corporate Leaders® 100 Fund

Voya  Global Target Payment Fund

Voya Government Money Market Fund

Voya Mid Cap Research Enhanced Index Fund

Voya Small Company Fund

Date last updated: November 17, 2016